AMENDMENT 2019-1 TO THE RETIREMENT PLAN FOR EMPLOYEES OF HAWAIIAN ELECTRIC INDUSTRIES, INC. AND PARTICIPATING SUBSIDIARIES
This amendment to the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries (the “Plan”) provides new eligibility rules for certain part-time, non-union employees hired after the effective date of this amendment. The vesting rules currently in the Plan (elapsed time rules, based on length of employment) will continue to apply to all employees, including new part-time employees affected by this amendment. The eligibility and vesting rules for bargaining unit employees are not affected by this amendment. Also, these amendments update the Plan’s claims procedures.

1.	Effective August 1, 2019, Section 1.1(a) is amended and restated to read as follows:
Section 1.1    Eligibility to Participate

(A)
Non-union Eligible Employees. There are two categories of non-union Eligible Employees: (1) an Eligible Employee classified by a Participating Employer as a “regular part-time under 20 hours non-union employee” and (2) all other non-union Eligible Employees. There are different eligibility rules for the two different categories of non-union Eligible Employees.

(1)
Regular Part-time Under 20 Hours Non-Union Employees. A regular part-time under 20 hours non-union employee shall become a Participant on the “Entry Date” following the date such Eligible Employee completes one “Year of Eligibility Service”. There are two Entry Dates -- January 1 and July 1. A “Year of Eligibility Service” is a computation period of twelve consecutive months during which a regular part-time under 20 hours non-union employee is credited with at least 1000 Hours of Service. The initial computation period shall begin on the date the regular part-time under 20 hours non-union employee first performs one Hour of Service with a Participating Employer or Associated Company. If the regular part-time under 20 hours non-union employee does not complete 1000 Hours of Service in the initial computation period, subsequent computation periods shall be the Plan Year, beginning with the Plan Year following the Plan Year in which the regular part-time under 20 hours non-union employee first performs one Hour of Service.

(2)
All Non-union Eligible Employees Other than Regular Part-time Under 20 Hours Non-Union Employees. A non-union Eligible Employee other than a regular part-time under 20 hours non-union employee shall become a Participant as of the date he or she first performs one Hour of Service for a Participating Employer.

(3)	Changes in Classification

(A)
Change from Regular Part-time Under 20 Hours Non-Union Employee. If a regular part-time under 20 hours non-union employee who has not yet met the one-year, 1000 hour service requirement in Section 1.1(a)(1) to become a Participant changes classification to a non-union Eligible Employee that is not a regular part-time under 20 hours non-union employee, such Eligible Employee shall immediately become a Participant. If a regular part-time under 20 hours non-union employee who has not yet met the one-year, 1000 hour service requirement in Section 1.1(a)(1) to become a Participant becomes a bargaining unit Eligible Employee, such employee will become a Participant in accordance with the eligibility rules for bargaining unit Eligible Employees in Section 1.1(b).

(B)
Change to Regular Part-time Under 20 Hours Non-Union Employee. If a non-union Eligible Employee who is not a regular part-time under 20 hours non-union employee changes classification to become a regular part-time under 20 hours non-union employee, the change will have no impact on such Eligible Employee’s eligibility for participation because such non-union Eligible Employee would have already become a Participant when such Eligible Employee first performed one Hour of Service as an Eligible Employee who was not a regular part-time under 20 hours non-union employee. (The only impact on participation going forward as a regular part-time under 20 hours non-union employee will be on the amount of Compensation such Eligible Employee earns as a regular part-time under 20 hours non-union employee.) If a bargaining unit Eligible Employee changes classification to become a regular part-time under 20 hours non-union employee before becoming a Participant in accordance with Section 1.1(b), such Eligible Employee will be subject to the one-year, 1000 hour service requirement in Section 1.1(a)(1) to become a Participant. If Hours of Service have not been counted for such Eligible Employee, such Eligible Employee shall be credited with ten (10) Hours of Service for each work day of employment as a bargaining unit employee.

(4)
Break-in-Service Rules. If a regular part-time under 20 hours non-union employee terminates employment with the Participating Employers after having met the one-year, 1000 hour service requirement in Section 1.1(a)(1) to become a Participant, such regular part-time under 20 hours non-union employee shall be eligible to recommence active participation in the Plan immediately upon return to employment with a Participating Employer. However, if a regular part-time under 20 hours non-union employee incurs a “1-Year Break in Service” before meeting the one-year, 1000 hour service requirement for participation in Section 1.1(a)(1), such regular part-time under 20 hours non-union employee must complete one “Year of Eligibility Service,” as defined in Section 1.1(a)(1), upon return to employment before becoming a Participant. For purposes of this Section 1.1(a)(4) only, a “1-Year Break in Service” means a twelve consecutive month computation period during which the employee does not complete more than 500 Hours of Service. The twelve month computation periods used for determining eligibility under Section 1.1(a)(1) shall be used for determining “1-Year Breaks in Service”.

Solely for purposes of determining whether a 1-Year Break in Service has occurred in a computation period (and not for purposes of determining whether a regular part-time under 20 hours non-union employee has met the one-year service requirement for eligibility in Section 1.1(a)(1)), a regular part-time under 20 hours non-union employee who is absent from work because of unpaid FMLA leave or for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such regular part-time under 20 hours non-union employee but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of service per day of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the regular part-time under 20 hours non-union employee, (2) by reason of a birth of a child of the regular part-time under 20 hours non-union employee, (3) by reason of the placement of a child with the regular part-time under 20 hours non-union employee in connection with the adoption of such child, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (1) in the computation period in which the absence begins if the crediting is necessary to prevent a 1-Year Break in Service in that period, or (2) in all other cases, in the following computation period.

2.	Effective as of the date of adoption of this Amendment 2019-1, the first sentence in Section 8.1 of the Plan, which provides the rules for initial benefit claims, is revised to read as follows:
If a Participant or Beneficiary or any other person (each, a “claimant”) believes he or she is entitled to a benefit from the Plan or wishes to clarify his or her rights under the Plan, such claimant may file a written claim for benefits with the Administrative Committee.
TO RECORD the adoption of this Amendment 2019-1, Hawaiian Electric Industries, Inc. has executed this document July 31, 2019.
HAWAIIAN ELECTRIC INDUSTRIES, INC.
By_Kurt K. Murao__________________
Its Vice President – Legal & Administration
and Corporate Secretary

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